EXECUTION VERSION

CASH COLLATERAL AGREEMENT
This CASH COLLATERAL AGREEMENT (this “Agreement”), dated as of July 3, 2018, is entered into by and between SPARK THERAPEUTICS, INC., a Delaware corporation (the “Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”) in favor of the Lender and the other Secured Parties under (and as such term is defined in) that certain Credit Agreement, dated as of July 3, 2018 (as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), between the Company and the Lender.
WHEREAS, it is a condition precedent to the Lender making any loans or otherwise extending credit to the Company under the Credit Agreement that the Company execute and deliver to the Lender, for the benefit of the Secured Parties, a cash collateral agreement in substantially the form hereof; and
WHEREAS, the Company wishes to provide cash collateral and grant a security interest in favor of the Lender, for the benefit of the Secured Parties, as herein provided;
NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions.
1.1    All capitalized terms used herein without definitions shall have the respective meanings provided therefor in the Credit Agreement. The term “State”, as used herein, means the State of New York. All terms defined in the Uniform Commercial Code of the State and used herein shall have the same definitions herein as specified therein. However, if a term is defined in Article 9 of the Uniform Commercial Code of the State differently than in another Article of the Uniform Commercial Code of the State, the term has the meaning specified in Article 9.
1.2    The following terms shall have the following meanings:
(a)    “Approved Cash Collateral” has the meaning assigned to such term in the Credit Agreement.
(b)    “Cash Collateral” has the meaning set forth in Section 2 below.
(c)    “Cash Collateral Account” means, collectively, (i) Account No. maintained with the Lender, (ii) Account No. maintained with the Lender, (iii) Account No. maintained with the Lender, and any successor account established for the purpose of maintaining Cash Collateral under this Agreement (notwithstanding a change in the account number), in each case, over which the Lender shall have exclusive and complete control pursuant to the terms hereof.
(d)    “Collateral” has the meaning set forth in Section 2 below.

(e)    “Time Deposits” means, collectively, certificates of deposit or other time deposits issued by the Lender.
2.    Security Interest. The Company hereby grants to the Lender, for the benefit of the Secured Parties, to secure the payment and performance in full of all of the Secured Obligations, a security interest in and pledges and assigns to the Lender, for the benefit of the Secured Parties, the following properties, assets and rights of the Company, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “Collateral”): (a) the Cash Collateral Account, (b) all Approved Cash Collateral maintained in or credited to the Cash Collateral Account and all other sums (including all cash, money, securities and all other investment property) from time to time in the Cash Collateral Account, the Time Deposits credited to the Cash Collateral Account, if any (such assets described in clause (b) hereof, collectively, “Cash Collateral”) and (c) all supporting obligations related to the foregoing clauses (a) and (b).
The Company hereby irrevocably authorizes the Lender at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) identifies the Collateral, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Company is an organization, the type of organization and any organizational identification number issued to the Company. The Company agrees to furnish any such information to the Lender promptly upon the Lender’s request.
3.    The Cash Collateral Account. Each of the parties hereto hereby acknowledge and agree that (a) the Company has furnished, or will from time to time furnish, to the Lender, Cash Collateral to be deposited into the Cash Collateral Account in accordance with the terms hereof and the other Loan Documents, (b) the Lender will at all times continue to be the bank with which the Cash Collateral Account is maintained for purposes of Section 9-104 of the Uniform Commercial Code of New York and (c) the “bank’s jurisdiction (as determined under Section 9-304 of the Uniform Commercial Code of New York) shall be deemed to be the State of New York. Subject to the terms and conditions set forth herein, the Cash Collateral and the Cash Collateral Account shall be subject to the sole and exclusive control of the Lender.
4.    Minimum on Deposit. The Company hereby agrees that it shall at all times maintain in the Cash Collateral Account an aggregate amount of Approved Cash Collateral that is not less than the Minimum Collateral Amount. If at any time the Lender reasonably determines that any Approved Cash Collateral maintained in the Cash Collateral Account is subject to any right or claim of any Person other than the Lender as herein provided, or that the total amount of Approved Cash Collateral maintained in the Cash Collateral Account is less than the Minimum Collateral Amount, the Company shall, promptly (and in any event, within three (3) Business Days) upon demand by the Lender, pay or provide to the Lender additional Approved Cash Collateral for deposit into the Cash Collateral Account or to another account maintained with the Lender (pursuant to cash collateral arrangements satisfactory to the Lender), in an amount sufficient to eliminate such deficiency.

5.    Withdrawal Rights Restricted. In the event that the aggregate amount of Cash Collateral exceeds the Minimum Collateral Amount, upon the Company providing at least three (3) days’ prior written notice (or such shorter period as agreed to by the Lender in its sole discretion) to the Lender, the Lender shall withdraw from the Cash Collateral Account an amount so requested to be withdrawn (in any event not to exceed an amount equal to such excess) and remit the same to the Company within five (5) days (or such shorter period as agreed to by the Lender in its sole discretion) of Lender’s receipt of such notice; provided that both at the time of such written request and at the time of such remittance of proceeds by the Lender (x) no Default or Event of Default shall then exist or would result therefrom and (y) after giving pro forma effect to such withdrawal, Approved Cash Collateral shall not be less than the Minimum Collateral Amount. Except as otherwise expressly set forth in this paragraph, the Company shall have no right to withdraw any Cash Collateral from the Cash Collateral Account or to ask the Lender to part with physical possession of any of the evidences of Time Deposits in the Cash Collateral Account constituting Instruments.
6.    Default; Remedies. Upon the occurrence and during the continuance of any Event of Default, the Lender shall have all rights and remedies of a secured party under law (including, without limitation, the Uniform Commercial Code of the State of New York) and all rights and remedies set forth in the Credit Agreement and the other Loan Documents, in each case, with respect to the Secured Obligations. In addition to the foregoing and the rights of the Lender set forth in Section 2.09(b) of the Credit Agreement, upon the occurrence and during the continuance of any Event of Default under Section 8.01(a) of the Credit Agreement, then, without any demand or notice of any kind, the Lender shall be entitled to debit the Collateral (including liquidate the Time Deposits) maintained in the Cash Collateral Account in the amount of any Secured Obligations then due and payable and apply the same to the Secured Obligations in the manner set forth in Section 8.03 of the Credit Agreement. In addition, the Company waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Lender’s rights and remedies hereunder, including its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.
Section 9.03 of the Credit Agreement is incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
7.    Liens of Third Parties. The Company shall maintain the Collateral free and clear of all Liens in favor of any Person other than (a) Liens of the Lender, for the benefit of the Secured Parties, securing the Secured Obligations and (b) Permitted Liens.
8.    Covenants Concerning Company’s Legal Status. The Company covenants with the Lender and the other Secured Parties as follows: (a) without providing at least thirty (30) days (or such shorter period as agreed to by the Lender) prior written notice to the Lender, the Company will not change its name or its chief executive office, and (b) the Company will not change its type of organization or jurisdiction of organization, except upon providing at least thirty (30) days (or such shorter period as agreed to by the Lender) prior written notice to the Lender.
9.    Marshaling. Neither the Lender nor any other Secured Party shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the rights and remedies of the Lender or any other Secured Party hereunder and of the Lender or any other Secured Party in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, the Company hereby agrees that it will not invoke any Law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Lender’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Company hereby irrevocably waives the benefits of all such Laws.
10.    Expenses. The Company shall pay to the Lender all reasonable out-of-pocket expenses incurred by the Lender (including the reasonable attorneys’ fees, charges and disbursements of any counsel for the Lender) in protecting, preserving or enforcing the Lender’s rights and remedies under or in respect of any of the Secured Obligations or any of the Collateral, in each case, in accordance with and subject to the limitations set forth in Section 9.04(a) of the Credit Agreement.
11.    Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
12.    Submission to Jurisdiction; Waiver of Venue; Service of Process; WAIVER OF JURY TRIAL. The terms of Sections 9.13(b)-(d) and 9.14 of the Credit Agreement with respect to submission to jurisdiction, waiver of venue, service of process and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
13.    Notice, etc. All notices, requests and other communications hereunder shall be made in the manner set forth in Section 9.02 of the Credit Agreement and, in the case of each Grantor, to such Grantor in care of the Company.
14.    Miscellaneous. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
15.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page to this Agreement by telecopier (or electronic mail (in PDF format)) shall be effective as delivery of a manually executed counterpart of this Agreement.
16.    Amendments. This Agreement may not be amended, modified or supplemented, except as provided in Section 9.01 of the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
SPARK THERAPEUTICS, INC.

By:	/s/ Stephen W. Webster
Name:	Stephen W. Webster
Title:	Chief Financial Officer

ACCEPTED and AGREED as of
July 3, 2018
WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	/s/ Monique Dubisky
Name:	Monique Dubisky
Title:	Director

Signature Page to Cash Collateral Agreement